Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

Net Sales Increased 12.0%

Comparable Sales Increased 6.2%

Diluted EPS Increased 12.2% to $2.76

Company Updates Fiscal 2019 Guidance

Bolingbrook, IL – August 29, 2019 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended August 3, 2019 compared to the same periods ended August 4, 2018.

“The Ulta Beauty team delivered another quarter of solid top-line performance, gross margin expansion, and double-digit earnings growth,” said Mary Dillon, Chief Executive Officer. “Looking forward, we have updated our fiscal 2019 outlook to reflect the headwinds we are currently seeing in the US cosmetics market. We remain confident that our guest-centric, differentiated business model will drive continued market share gains and strong returns for our shareholders over the long term.”

For the Second Quarter of Fiscal 2019

•	Net sales increased 12.0% to $1,666.6 million compared to $1,488.2 million in the second quarter of fiscal 2018;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 6.2% compared to an increase of 6.5% in the second quarter of fiscal 2018. The 6.2% comparable sales increase was driven by 5.4% transaction growth and 0.8% growth in average ticket;

•

Gross profit as a percentage of net sales increased 40 basis points to 36.4% compared to 36.0% in the second quarter of fiscal 2018, primarily due to improvement in merchandise margins driven by our marketing and merchandising strategies and leverage of fixed store costs, partially offset by investments in our salon services;

•

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased 90 basis points to 23.6% compared to 22.7% in the second quarter of fiscal 2018, primarily due to deleverage of corporate overhead related to investments in growth initiatives and store labor;

•

Pre-opening expenses increased to $5.0 million compared to $4.5 million in the second quarter of fiscal 2018. Real estate activity in the second quarter of fiscal 2019 included 20 new stores, eight remodels, and four relocations, compared to 19 new stores, seven remodels, and one relocation in the second quarter of fiscal 2018;

•	Operating income increased 7.3% to $208.0 million, or 12.5% of net sales, compared to $193.8 million, or 13.0% of net sales, in the second quarter of fiscal 2018;

•	Tax rate decreased to 23.1% compared to 23.9% in the second quarter of fiscal 2018. The lower effective tax rate is primarily due to an increase in federal income tax credits;
•	Net income increased 8.7% to $161.3 million compared to $148.3 million in the second quarter of fiscal 2018; and
•

Diluted earnings per share increased 12.2% to $2.76, which included a $0.04 benefit primarily due to an increase in federal income tax credits, compared to $2.46 in the second quarter of fiscal 2018,  which included a $0.02 benefit due to income tax accounting for share-based compensation.

For the First Six Months of Fiscal 2019

•	Net sales increased 12.5% to $3,409.6 million compared to $3,031.9 million in the first six months of fiscal 2018;
•

Comparable sales increased 6.6% compared to an increase of 7.3% in the first six months of fiscal 2018. The 6.6% comparable sales increase was driven by 4.8% transaction growth and 1.8% growth in average ticket;

•

Gross profit as a percentage of net sales increased 50 basis points to 36.7% compared to 36.2% in the first six months of fiscal 2018, primarily due to improvement in merchandise margins driven by our marketing and merchandising strategies and leverage of fixed store costs, partially offset by investments in our salon services and supply chain operations;

•

SG&A expenses as a percentage of net sales increased 80 basis points to 23.3% compared to 22.5% in the first six months of fiscal 2018, primarily due to deleverage of corporate overhead related to investments in growth initiatives and store labor, partially offset by improvement in variable store and marketing expense attributed to cost efficiencies and higher sales volume;

•

Pre-opening expenses decreased to  $9.2 million compared to $9.8 million in the first six months of fiscal 2018. Real estate activity in first six months of fiscal 2019 included 42 new stores, nine remodels, and four relocations, compared to 53 new stores, nine remodels, and one relocation in the first six months of fiscal 2018;

•	Operating income increased 10.4% to $445.6 million, or 13.1% of net sales, compared to $403.7 million, or 13.3% of net sales, in the first six months of fiscal 2018;
•	Tax rate decreased to 21.3% compared to 23.0% in the first six months of fiscal 2018. The lower effective tax rate is primarily due to income tax accounting for share-based compensation;
•	Net income increased 13.0% to $353.5 million compared to $312.7 million in the first six months of fiscal 2018; and
•

Diluted earnings per share increased 16.7% to $6.02, which included a $0.21 benefit primarily due to income tax accounting for share-based compensation, compared to $5.16 in the first six months of fiscal 2018, which included a $0.07 benefit due to income tax accounting for share-based compensation.

Balance Sheet

Merchandise inventories, net at the end of the second quarter of fiscal 2019 totaled $1,316.0 million compared to $1,219.7 million at the end of the second quarter of fiscal 2018, representing an increase of $96.3 million. The increase in total inventory was driven by 89 net new stores. Average inventory per store was flat compared to the second quarter of fiscal 2018.

The Company ended the second quarter of fiscal 2019 with $327.4 million in cash and cash equivalents and short-term investments.

Recent Accounting Pronouncement – Leases

On February 3, 2019, the Company adopted Accounting Standards Codification (ASC) 842 using the modified retrospective approach. The new standard requires leases to be recorded on the balance sheet as lease liabilities with corresponding right-of-use assets. Upon adoption, the Company recognized and measured leases without revising comparative period information or disclosures. The adoption of ASC 842 resulted in the recording of operating lease assets and liabilities of $1.46 billion and $1.84 billion, respectively, as of February 3, 2019. As part of the adoption, the Company recorded an adjustment to retained earnings of $2.4 million.

Share Repurchase Program

During the second quarter of fiscal 2019, the Company repurchased 791,603 shares of its common stock at a cost of $270.9 million. During the first six months of fiscal 2019, the Company repurchased 1,110,034 shares of its common stock at a cost of $378.3 million.  As of August 3, 2019, $517.3 million remained available under the $875.0 million share repurchase program announced in March 2019.

Store Expansion

During the second quarter of fiscal 2019, the Company opened 20 stores located in Bridgehampton, NY; Buena Park, CA; Collierville, TN; Colorado Springs, CO; Dallas, TX; Granbury, TX; Hamden, CT; Hilliard, OH; Lewiston, ID; Moses Lake, WA; Porter Ranch, CA; Reno, NV; Rio Grande, NJ; San Antonio, TX; San Ramon, CA; Sugar Land, TX; Terrell, TX; Trinity, FL; Troy, MI; and Wylie, TX. In addition, the Company closed three stores.

The Company ended the second quarter of fiscal 2019 with 1,213 stores and square footage of 12,753,598, representing a 7.9% increase in square footage compared to the second quarter of fiscal 2018.

Outlook

The Company has updated its fiscal 2019 outlook to reflect anticipated industry-wide sales headwinds in cosmetics and currently expects to:

•	open approximately 80 new stores, execute approximately 20 remodel or relocation projects and complete approximately 270 store refreshes;
•	increase total sales between 9% and 12% (previously low double-digit growth);
•	achieve comparable sales growth of approximately 4% to 6% (previously 6% to 7%), including e-commerce growth of 20% to 30%;
•	deleverage operating profit margin rate in the range of 60 to 70 basis points (previously leverage in the range of 10 to 20 basis points);

•

deliver diluted earnings per share in the range of $11.86 to $12.06 (previously $12.83 to $13.03),  including the impact of approximately $700 million in share repurchases and assuming a 23% effective tax rate (previously 24%);

•	incur capital expenditures of $340 million to $350 million (previously $380 million to $400 million); and
•	incur depreciation and amortization expense of approximately $300 million (previously $315 million).

As previously discussed, to more closely align with industry practices the Company no longer provides a quarterly outlook. The Company will continue to provide an annual outlook, which it will update on a quarterly basis, as appropriate.

Conference Call Information

A conference call to discuss second quarter of fiscal 2019 results is scheduled for today, August 29, 2019, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 12, 2019 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13693346.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of August 3, 2019, Ulta Beauty operates 1,213 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the ability to execute our Efficiencies for Growth cost optimization program; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility of material disruptions to our information systems; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; our ability to attract and retain key executive personnel; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 2, 2019, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Karen May

Director, Public Relations

(630) 410-5457

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	August 3,		August 4,
	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$1,666,607	100.0%	$1,488,221	100.0%
Cost of sales	1,060,708	63.6%	952,760	64.0%
Gross profit	605,899	36.4%	535,461	36.0%

Selling, general and administrative expenses	392,843	23.6%	337,142	22.7%
Pre-opening expenses	5,038	0.3%	4,504	0.3%
Operating income	208,018	12.5%	193,815	13.0%
Interest income, net	(1,671)	0.1%	(1,143)	0.1%
Income before income taxes	209,689	12.6%	194,958	13.1%
Income tax expense	48,431	2.9%	46,635	3.1%
Net income	$161,258	9.7%	$148,323	10.0%

Net income per common share:
Basic	$2.77		$2.47
Diluted	$2.76		$2.46

Weighted average common shares outstanding:
Basic	58,171		60,070
Diluted	58,446		60,375

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	August 3,		August 4,
	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$3,409,636	100.0%	$3,031,888	100.0%
Cost of sales	2,158,890	63.3%	1,935,714	63.8%
Gross profit	1,250,746	36.7%	1,096,174	36.2%

Selling, general and administrative expenses	795,976	23.3%	682,766	22.5%
Pre-opening expenses	9,212	0.3%	9,751	0.3%
Operating income	445,558	13.1%	403,657	13.3%
Interest income, net	(3,717)	0.1%	(2,468)	0.1%
Income before income taxes	449,275	13.2%	406,125	13.4%
Income tax expense	95,796	2.8%	93,406	3.1%
Net income	$353,479	10.4%	$312,719	10.3%

Net income per common share:
Basic	$6.05		$5.18
Diluted	$6.02		$5.16

Weighted average common shares outstanding:
Basic	58,401		60,340
Diluted	58,718		60,630

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 3,	February 2,	August 4,
	2019	2019	2018
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$177,398	$409,251	$237,107
Short-term investments	150,000	—	149,000
Receivables, net	107,263	136,168	103,666
Merchandise inventories, net	1,315,999	1,214,329	1,219,685
Prepaid expenses and other current assets	131,171	138,116	103,618
Prepaid income taxes	38,769	16,997	17,082
Total current assets	1,920,600	1,914,861	1,830,158

Property and equipment, net	1,219,948	1,226,029	1,212,978
Operating lease assets	1,499,556	—	—
Goodwill	10,870	10,870	—
Other intangible assets, net	3,854	4,317	—
Deferred compensation plan assets	24,665	20,511	19,585
Other long-term assets	30,882	14,584	10,628
Total assets	$4,710,375	$3,191,172	$3,073,349

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$450,117	$404,016	$409,849
Accrued liabilities	224,202	220,666	202,999
Deferred revenue	182,354	199,054	145,907
Current operating lease liabilities	208,261	—	—
Total current liabilities	1,064,934	823,736	758,755

Non-current operating lease liabilities	1,683,743	—	—
Deferred rent	—	434,980	422,455
Deferred income taxes	86,598	83,864	49,700
Other long-term liabilities	35,649	28,374	29,961
Total liabilities	2,870,924	1,370,954	1,260,871

Commitments and contingencies

Total stockholders’ equity	1,839,451	1,820,218	1,812,478
Total liabilities and stockholders’ equity	$4,710,375	$3,191,172	$3,073,349

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 3,	August 4,
	2019	2018
	(Unaudited)	(Unaudited)
Operating activities
Net income	$353,479	$312,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144,951	137,815
Non-cash lease expense	152,134	—
Deferred income taxes	2,734	612
Stock-based compensation expense	12,766	13,172
Loss on disposal of property and equipment	3,215	499
Change in operating assets and liabilities:
Receivables	11,437	(3,947)
Merchandise inventories	(101,670)	(123,261)
Prepaid expenses and other current assets	(18,315)	(4,952)
Income taxes	(21,772)	(29,694)
Accounts payable	46,101	84,091
Accrued liabilities	(2,629)	(6,572)
Deferred revenue	(16,700)	(6,577)
Operating lease liabilities	(138,557)	—
Deferred rent	—	14,539
Other assets and liabilities	20,162	(441)
Net cash provided by operating activities	447,336	388,003

Investing activities
Purchases of short-term investments	(245,000)	(558,163)
Proceeds from short-term investments	95,000	529,163
Purchases of property and equipment	(151,213)	(141,691)
Purchases of equity investments	(33,339)	—
Net cash used in investing activities	(334,552)	(170,691)

Financing activities
Repurchase of common shares	(378,300)	(260,452)
Stock options exercised	42,935	8,448
Purchase of treasury shares	(9,272)	(5,646)
Net cash used in financing activities	(344,637)	(257,650)

Net decrease in cash and cash equivalents	(231,853)	(40,338)
Cash and cash equivalents at beginning of period	409,251	277,445
Cash and cash equivalents at end of period	$177,398	$237,107

Exhibit 5

2019 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2019	quarter	quarter	quarter	end of the quarter
1st Quarter	1,174	22	0	1,196
2nd Quarter	1,196	20	3	1,213

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2019	the quarter	quarter	during the quarter	quarter
1st Quarter	12,337,145	236,596	0	12,573,741
2nd Quarter	12,573,741	209,469	29,612	12,753,598